POPULAR, INC. Contact:	Exhibit 99.1

Investor Relations:

Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685

Media Relations:

Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter Ended March 31, 2007

San Juan, Puerto Rico, Thursday, April 19, 2007 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO) reported net income for the quarter ended March 31, 2007 of $118.6 million, compared with $118.5 million in the same quarter of 2006. Basic and diluted earnings per common share (EPS) for the quarter ended March 31, 2007 were $0.41, compared with $0.42 for the quarter ended March 31, 2006. Net income for the first quarter of 2007 represented a return on assets (ROA) of 1.02% and a return on common equity (ROE) of 12.91%, compared with 1.02% and 14.04%, respectively, in the same quarter of 2006. This press release should be read in conjunction with the accompanying Financial Summary (Exhibit A) which is an integral part of this report.

The most significant events impacting the financial results for the quarter ended March 31, 2007 included:

•	Pre-tax capital gain of $119 million on the sale of the Corporation’s shares of common stock of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) to Sercotel S.A. de C.V. in March 2007.

•	Unfavorable valuation adjustments of $52.8 million in the fair value of interest-only securities originated by Popular Financial Holdings (“PFH”) in off-balance sheet securitizations performed in 2005 and 2006. As of March 31, 2007, the aggregate balance of PFH’s interest-only securities recognized in the Corporation’s statement of financial condition was $33 million. The reduction in the value of the interest-only securities (also known as “residual assets or interests”) since December 31, 2006 was the result of revisions in the discount rate and credit loss assumptions that were incorporated in the internal valuation models as of March 31, 2007 based on recent negative trends in the U.S. subprime market. These changes are described later in this press release. As indicated in a prior Form 8-K filed in January 2007 and in the Corporation’s 2006 Annual Report incorporated by reference in Popular, Inc.’s Form 10-K, the Corporation exited the wholesale nonprime mortgage loan origination business during the first quarter of 2007. It shut down the wholesale broker, retail and call center business divisions. Nonprime mortgage loan securitizations that resulted in the accounting for interest-only securities involved loans originated through those channels.

•	Unfavorable valuation adjustment of $16.9 million in the value of mortgage loans held-for-sale related primarily to the lower of cost or market analysis of the Corporation’s U.S. subprime portfolio. The market value of this portfolio was adversely impacted by the deterioration in the U.S. subprime market experienced during the period. The loan portfolio marked down consisted principally of subprime mortgage loans originated in the latter part of 2006 and in 2007 by the aforementioned business divisions that were transitionally shut down. The Corporation expects to sell or securitize most of this portfolio in 2007.

•	Restructuring costs incurred in the quarter ended March 31, 2007 of $15.1 million associated with the restructuring and integration plan of PFH, which was announced in January 2007. These costs are broken down as follows:

(In millions)	1st Quarter 2007
Severance, benefits and outplacement costs	$9.4
Lease terminations and other costs	5.7

Total restructuring costs	$15.1

Investors may refer to Popular, Inc.’s 2006 Annual Report incorporated by reference in the Corporation’s Form 10-K filed on March 1, 2007 for additional information on the restructuring and integration plan.

“There is a lot of noise in the quarterly numbers but the fundamental story remains the same,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “We continue to execute the Restructuring Plan we announced last quarter in our PFH operations and we are tracking close to that Plan.”

Net interest income reflected a reduction of $4.8 million for the quarter ended March 31, 2007 when compared with the same quarter in 2006. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended March 31, 2007, compared with the same quarter in 2006:

	Average balances				Average Yields / Costs
						1st
	1st Quarter	1st Quarter	Dollar	%	1st Quarter	Quarter
(Dollars in billions)	2007	2006	Variance	Variance	2007	2006	Variance
Money market, trading and investment securities	$11.3	$13.7	($2.4)	(18%)	4.58%	4.41%	0.17%

Loans:
Commercial	14.7	12.9	1.8	14	7.67	7.19	0.48
Mortgage	11.5	12.8	(1.3)	(10)	7.02	6.70	0.32
Consumer	5.3	4.9	0.4	8	10.78	10.23	0.55
Lease financing	1.2	1.3	(0.1)	(8)	7.89	7.47	0.42

Total loans	32.7	31.9	0.8	3	7.95	7.47	0.48

Total earning assets	$44.0	$45.6	($1.6)	(4%)	7.09%	6.55%	0.54%

Interest bearing deposits	$20.4	$18.8	$1.6	9%	3.45%	2.69%	0.76%
Short-term borrowings	9.7	11.5	(1.8)	(16)	5.20	4.41	0.79
Long-term borrowings	8.6	10.4	(1.8)	(17)	5.69	5.16	0.53

Total interest bearing liabilities	38.7	40.7	(2.0)	(5)	4.39	3.81	0.58

Non-interest bearing sources of funds	5.3	4.9	0.4	8

Total funds	$44.0	$45.6	($1.6)	(4%)	3.86%	3.40%	0.46%

Net interest spread					2.70%	2.74%	(0.04%)

Net interest yield					3.23%	3.15%	0.08%

The decrease in the net interest spread was mainly the result of higher cost of interest bearing deposits due to growth in average time deposits, which is a higher-cost funding source, combined with the impact of higher costs in certain money market and savings accounts. The increase in the cost of savings and time deposits was influenced by a very competitive environment and high interest rate campaigns in deposits gathered through the E-LOAN’s platform in the latter part of 2006. Also, higher funding costs reflected tighter Federal Reserve monetary policy leading to higher rates on short-term borrowings. The increase in the average cost of long-term debt also pressured the net interest spread. These unfavorable changes were partially offset by rising yields in the Corporation’s commercial loan portfolio influenced in part by the rising rate environment which favorably impacted the floating rate portfolio and the yields of new loans originated mainly in the consumer category. The yield of the investment portfolio also rose but to a lesser degree, partly due to the repricing of collateralized mortgage obligations with floating rates and to the maturity of U.S. Agency securities with lower rates during 2006. The increase in the net interest yield resulted in part from an increase in non-interest bearing sources of funds.

The provision for loan losses totaled $96.3 million or 125% of net charge-offs for the quarter ended March 31, 2007, compared with $48.9 million or 109%, respectively, for the same quarter in 2006, and $108.3 million or 148%, respectively, for the quarter ended December 31, 2006. The provision for loan losses for the quarter ended March 31, 2007, when compared with the same quarter in 2006, reflects higher net charge-offs, mainly in the consumer loan portfolio in Puerto Rico and in the mortgage loan portfolio in the U.S. operations, especially in the subprime portfolio. Also, the level of provision for the quarter ended March 31, 2007 compared with the same quarter in the previous year reflects potential losses inherent in the loan portfolio as a result of current economic conditions and deteriorating credit quality trends, primarily in the subprime mortgage loan sector and in the commercial portfolio, evidenced by an increase in non-performing assets, described below. The increase of $32 million in net charge-offs for the quarter ended March 31, 2007, compared with the same quarter in the previous year, resulted from higher net charge-offs on consumer loans by $14 million, mortgage loans by $9 million, commercial loans by $6 million and lease financing by $3 million.

The following table presents annualized net charge-offs to average loans by loan category.

Annualized Net Charge-offs to Average Loans
Held-in-Portfolio
	1st Quarter	4th Quarter	1st Quarter
	2007	2006	2006
Commercial	0.38%	0.37%	0.25%
Lease financing	1.46	1.46	0.37
Mortgage	0.74	0.68	0.37
Consumer	2.94	2.88	2.02

Total portfolio	0.96%	0.93%	0.58%

The increase in the consumer loans net charge-offs to average loans ratio for the first quarter of 2007, when compared with the same quarter in the previous year, was associated with higher delinquencies in Puerto Rico and the growth in unsecured consumer loans, primarily personal loans and credit cards. The increase in the ratio for the lease financing portfolio was also the result of higher delinquencies in Puerto Rico. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio increased, mainly due to higher delinquency levels experienced in the U.S. mainland, primarily in the Corporation’s subprime mortgage loan portfolio.

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 1.70% of loans held-in-portfolio at March 31, 2007, compared with 1.63% at December 31, 2006 and 1.52% at March 31, 2006. Non-performing assets rose by $57 million since December 31, 2006, with the increase mostly attributable to a $42 million increase in non-performing commercial loans and a $20 million increase in non-performing mortgage loans, partially offset by reductions in non-performing consumer loans and lease financing of $5 million each.

Non-interest income totaled $252.2 million for the quarter ended March 31, 2007, an increase of $23.3 million or 10% compared with the same quarter in 2006. This increase resulted from the following principal factors / variances:

•	The gain on the sale of TELPRI’s shares of common stock of $119 million, offset in part by an other-than-temporary impairment of $7.6 million in the first quarter of 2007 associated with marketable equity securities held from a U.S. financial institution. Also, the results for the quarter ended March 31, 2006 included approximately $14 million in gains on the sale of marketable equity securities.

•	Unfavorable valuation adjustments of $52.8 million in the fair value of interest-only securities held by PFH. Of this amount, $29.3 million of the valuation adjustment corresponds to interest-only securities classified as available-for-sale and $23.5 million corresponds to interest-only securities classified as trading securities. As of March 31, 2007, the aggregate balance of PFH’s interest-only securities recognized in the Corporation’s statement of financial condition was $33 million. The unpaid principal balance of mortgage loans sold in off-balance sheet securitizations to which these interest-only securities are associated amounted to approximately $2.1 billion at March 31, 2007. This portfolio consisted of approximately 47% of fixed-rate mortgage loans and 53% of adjustable-rate mortgage loans.

As previously mentioned, during the first quarter of 2007, adjustments were made to two critical assumptions utilized for the valuation of interest-only securities, namely the discount rate and expected losses. Given the current adverse market and liquidity conditions in the subprime market and the weakness in the housing sector, the discount rate utilized by the Corporation to discount projected residual cash flows was increased from 17% at year-end 2006 to 25% at the end of the first quarter of 2007.
Market liquidity for subprime residual assets declined considerably during the first quarter of 2007. The subprime sector in general is currently experiencing (1) deteriorating credit performance trends, particularly in loans originated in 2005 and 2006, (2) continued turmoil with subprime lenders (increases in losses, bankruptcies, downgrades), (3) lower levels of home price appreciation, and (4) a general tightening of credit standards that may adversely affect the ability of borrowers who obtained adjustable rate mortgages during 2005 and 2006 and are now approaching their reset dates, to face credit difficulties as they look to refinance their existing mortgages. Given the very uncertain conditions currently in the subprime market, price level indications for residual interests are reflective of relatively low values with high internal rates of return. The lack of trading activity could imply that originators / sellers who are not facing liquidity constraints are opting not to participate in the market.
With respect to credit losses, lower levels of home price appreciation, declining demand for housing units leading to rising inventories, housing affordability challenges and general tightening of underwriting standards are expected to lead to higher cumulative losses. Based on an analysis by management of PFH’s historical collateral performance, risk model estimates, and rating agency loss coverage estimates for the single B rated bond in each securitization structure (a standard proxy for rating agency loss estimates), cumulative loss assumptions were also changed during the first quarter of 2007.

•	There were trading account losses of $14.2 million in the first quarter of 2007, compared with profits of $11.5 million in the same quarter of 2006. This variance was influenced by the $23.5 million valuation adjustment related to the interest-only securities classified as trading securities, as described above, partially offset by trading profits in the mortgage banking business in Puerto Rico operations. In 2006, the Corporation realized approximately $8.5 million in trading profits associated with the pooling of approximately $464 million in conforming mortgage loans at Banco Popular de Puerto Rico into Fannie Mae mortgage-backed securities that were sold to investors.

•	As shown in Exhibit A, there were lower gains on sales of loans and higher unfavorable valuation adjustments of loans held-for-sale by $43.8 million. As indicated above, the Corporation recorded an unfavorable “lower of cost or market value” adjustment in mortgage loans held-for-sale of $16.9 million during the first quarter of 2007. The decrease in gains on the sale of loans was primarily related to PFH, which experienced a lower volume of loans originated and sold due to exiting the wholesale nonprime mortgage business. Furthermore, in the first quarter of 2006, PFH executed two off-balance sheet mortgage loan securitizations with realized gains of approximately $11.5 million.

•	Higher other non-interest income by $23.4 million, mainly due to higher mortgage servicing, processing, credit and debit card fees, income from equity investments and miscellaneous gains on the sale of certain real estate properties and other revenues.

Operating expenses totaled $375.3 million for the quarter ended March 31, 2007, a decrease of $7.9 million, or 2%, compared with the same quarter in 2006. Isolating the restructuring costs indicated earlier that were recorded in the first quarter of 2007, operating expenses decreased by approximately $23 million, or 6%, compared with the same quarter in 2006. This variance was impacted in part by the fact that operating expenses for 2006 included $9.7 million corresponding to the negative results for the month of December 2005 of those subsidiaries that changed the ends of their fiscal year in 2006 to align their year-end closings to December 31st, in line with the year end of the parent holding company. Also, there were lower personnel and business promotion costs in the quarter ended March 31, 2007. Full-time equivalent employees (FTEs) were 11,995 at March 31, 2007, a decrease of 1,055 from the same date in 2006, primarily as a result of the PFH restructuring and integration plan, and restrictions on the recruiting for vacant positions as part of cost control measures throughout the Corporation.

Income tax expense amounted to $16.8 million for the quarter ended March 31, 2007, compared with $37.9 million in the same quarter of 2006. The effective tax rate for the first quarter of 2007 was 12.43%, compared with 24.23% in the same quarter of 2006. This tax rate was impacted by higher income subject to a capital gains tax rate of 20%, namely the gain from the sale of TELPRI shares, and taxable loss in the U.S. operations in the first quarter of 2007. Also, the results for the first quarter of 2007 reflected a lower statutory tax rate in the Puerto Rico operations, which was 39%, compared with 41.5% for Puerto Rico corporations in the first quarter of 2006.

The accompanying Exhibit A provides information on the Corporation’s total assets and earning assets at March 31, 2007, December 31, 2006 and March 31, 2006.

A breakdown of the Corporation’s loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	March 31, 2007	December 31, 2006	Variance	March 31, 2006	Variance
Commercial *	$14.8	$14.5	$0.3	$13.2	$1.6
Mortgage *	11.6	11.7	(0.1)	12.0	(0.4)
Consumer *	5.3	5.3	—	4.9	0.4
Lease financing	1.2	1.2	—	1.3	(0.1)

Total	$32.9	$32.7	$0.2	$31.4	$1.5

* Includes loans held-for sale

Investment and trading securities totaled $10.4 billion at March 31, 2007, compared with $10.6 billion at December 31, 2006 and $12.7 billion at March 31, 2006. The decline in the Corporation’s investment securities portfolio from March 31, 2006 was mainly due to maturities of U.S. agency securities with low rates during 2006, which were not replaced, in part because the interest spread was not favorable and also as part of the Corporation’s strategy to deleverage the balance sheet and direct funding toward higher yielding loan assets.

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	March 31, 2007	December 31, 2006	Variance	March 31, 2006	Variance
Demand *	$4.7	$4.9	($0.2)	$4.9	($0.2)
Savings	9.4	9.2	0.2	8.8	0.6
Time	10.6	10.3	0.3	9.7	0.9

Total deposits	$24.7	$24.4	$0.3	$23.4	$1.3

* Includes non-interest and interest bearing demand deposits

Deposit growth since March 31, 2006 was primarily associated with deposits captured through the online webpage of E-LOAN.

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at March 31, 2007 and 2006, and December 31, 2006. The increase in stockholders’ equity from December 31, 2006 to March 31, 2007 was mainly due to earnings retention and to lower unrealized losses in the valuation of the available-for-sale securities portfolio by approximately $29 million, net of tax.

During the quarter ended March 31, 2007, the Corporation adopted SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB No. 140”. The Corporation elected the fair value measurement for mortgage servicing rights. The initial impact of adoption was included as a cumulative effect of a change in accounting principle directly in stockholders’ equity and resulted in an increase in capital of approximately $15 million. During the first quarter of 2007, the Corporation also adopted SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109”. These two adoptions did not have a material impact to the Corporation’s financial results for the quarter ended March 31, 2007. Furthermore, the Corporation elected not to early adopt SFAS No. 157 “Fair Value Measurements” and SFAS No. 159 “Statements of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities” in the first quarter of 2007. The Corporation continues to evaluate the impact of these two accounting standards.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker / dealer and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves. Banco Popular North America operates over 140 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 135 consumer finance offices, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation, through its financial transaction processing company, EVERTEC, continues to use its expertise in technology and electronic banking as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America. The Corporation is exporting its 113 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

			First
Financial Summary	For the quarter ended		Quarter	For the quarter
(unaudited)	March 31,		2007-2006	ended December 31
	2007	2006	Percent Variance	2006
Summary of Operations (In thousands, except share information)

Interest income	$773,595	$742,210	4.2%	$778,863

Interest expense	418,613	382,446	9.5	418,534

Net Interest income	354,982	359,764	(1.3)	360,329

Provision for loan losses	96,346	48,947	96.8	108,272

Net interest income after provision for loan losses	258,636	310,817	(16.8)	252,057

Net gain (loss) on sale and valuation adjustments of investment securities	81,771	12,340	—	(680)

Trading account (loss) profit	(14,164)	11,475	—	11,964

Gain on sale of loans and valuation adjustments of loans held-for-sale	3,434	47,261	(92.7)	20,993

Other non-interest income	181,135	157,757	14.8	173,040

Total non-interest income	252,176	228,833	10.2	205,317

Personnel costs	178,375	178,052	0.2	159,440

Amortization of intangibles and goodwill impairment losses	2,983	2,721	9.6	17,456

Impairment losses on long-lived assets	—	—	—	7,232

Impact of change in fiscal period at certain subsidiaries	—	9,741	(100.0)	—

Other operating expenses	193,970	192,740	0.6	194,788

Total operating expenses	375,328	383,254	(2.1)	378,916

Net income before income tax	135,484	156,396	(13.4)	78,458

Income tax	16,837	37,893	(55.6)	18,826

Net income	$118,647	$118,503	0.1	$59,632

Net income applicable to common stock	$115,669	$115,525	0.1	$56,654

Basic and diluted EPS	$0.41	$0.42		$0.20

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	279,079,065	278,085,861		278,822,257

Average common shares outstanding – assuming dilution	279,226,577	278,415,537		278,997,158

Common shares outstanding at end of period	279,073,657	278,072,323		278,741,547

Market value per common share	$16.56	$20.76		$17.95

Book value per common share	$12.74	$11.87		$12.32

Market capitalization – (In millions)	$4,621	$5,773		$5,003

Selected Average Balances – (In millions)

Total assets	$47,310	$48,957	(3.4)	$47,299

Total loans *	32,658	31,924	2.3	32,171

Earning assets	43,978	45,604	(3.6)	43,992

Deposits	24,333	22,644	7.5	24,204

Borrowings	18,321	21,932	(16.5)	18,548

Interest-bearing liabilities	38,663	40,714	(5.0)	38,732

Stockholders’ equity	3,822	3,658	4.5	3,808

Selected Financial Data at Period-End – (In millions)

Total assets	$47,170	$48,592	(2.9)	$47,404

Total loans *	32,881	31,430	4.6	32,737

Earning assets	43,888	45,090	(2.7)	43,661

Deposits	24,738	23,412	5.7	24,438

Borrowings	17,843	20,894	(14.6)	18,534

Interest-bearing liabilities	38,404	39,852	(3.6)	38,750

Stockholders’ equity	3,742	3,488	7.3	3,620

Performance Ratios

Net interest yield **	3.23%	3.15%		3.27%

Return on assets	1.02	1.02		0.50

Return on common equity	12.91	14.04		6.20

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$76.8	$44.8	71.4	$73.4

Allowance for loan losses	$542	$468	15.8	$522

Non-performing assets	$859	$668	28.6	$802

Allowance for losses to loans held-in-portfolio	1.70%	1.52%		1.63%

Non-performing assets to total assets	1.82	1.37		1.69

Non-performing assets to loans held-in-portfolio	2.70	2.16		2.51

Non-performing loans to loans held-in-portfolio	2.42	1.90		2.24

Allowance to non-performing loans	70.37	79.96		72.78

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter.